Exhibit 10.25

EMPLOYMENT AGREEMENT
THIS AGREEMENT is entered into effective July 23, 2009, by and between Limited Brands, Inc. and Limited Service Corporation, Inc. (hereinafter the "Company"), and Martin Waters (the "Executive") (hereinafter collectively referred to as "the parties").
WHEREAS, the Executive is employed as the Executive Vice President - International and is experienced in various phases of the Company’s business and does possess an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel;
WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of key management personnel and to ensure their continued dedication and efforts; and
NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
1.    Term. The initial term of employment under this Agreement shall be for the period commencing on July 23, 2009 (the "Commencement Date") and ending on the fifth anniversary of the Commencement Date (the "Initial Term"); provided, however, that thereafter this Agreement shall be automatically renewed from year to year, unless (a) either the Company or the Executive shall have given written notice to the other at least thirty (30) days prior thereto that the term of this Agreement shall not be so renewed or (b) the Agreement is terminated pursuant to the provisions of Section 9 of this Agreement.
2.    Employment.
(a)    Position. The Executive shall be employed as the Executive Vice President - International or such other position of reasonably comparable or greater status and responsibilities, as may be determined by the Board of Directors. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity.
(b)    Obligations. The Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.
3.    Base Salary. The Company agrees to pay the Executive an annual Base Salary at the rate of Five Hundred Thousand Dollars ($500,000.00), less applicable withholding. This Base Salary will be subject to annual review and may be increased from time to time in the discretion of the Company, based on factors such as the Executive’s responsibilities, compensation of similar executives within the Company and in other companies, the Executive’s performance, and other pertinent factors. Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.
4.    Equity Compensation. The Executive shall be eligible for such future equity-based awards as may be commensurate with his position and performance.
5.    Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company generally.
6.    Bonus. The Executive shall be entitled to participate in the Company's applicable incentive compensation plan at a target level of sixty percent (60%) of the Executive’s Base Salary on such terms and conditions as determined from time to time by the Board. Said incentive compensation will be based on the results of the aggregate of the Company’s International business as determined by the Board.
Other Benefits.
(a) Benefits. The Executive shall be entitled to all other benefits as similarly situated executives.

(b) Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.
(c) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.
8.    Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Company for similarly situated executives of the Company.
9.    Termination. The Executive’s employment hereunder is subject to the following terms and conditions:
(a) Disability. The Company shall be entitled to terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties under this Agreement for a period of at least six months in any twelve-month calendar period as determined in accordance with the Company’s Long-Term Disability Plan.
(b) Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause” without prior written notice. For purposes of this Agreement, “Cause” shall mean that the Executive (1) was grossly negligent in the performance of the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation. The Executive shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.

(c) Termination by the Executive. The Executive may terminate employment hereunder without “Good Reason” by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written Notice of Termination. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company not less than thirty (30) days prior to the Termination Date, a written Notice of Termination setting forth in reasonable detail the facts and circumstances which constitute Good Reason. For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in a capacity contemplated by Section 2, above; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, authority, responsibilities or reporting requirements as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Limited Brands, Inc. within 15 days after a merger, consolidation, sale, or similar transaction provided, however, that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by the Company in all material respects not later than thirty (30) days from the date of receipt by the Company of a written Notice of Termination identifying in reasonable detail the act or acts constituting “Good Reason” or (B) acts taken by the Company by reason of the Executive’s physical or mental infirmity which infirmity impairs the Executive’s ability to substantially perform his duties under this Agreement.

(d)Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other party four (4) weeks prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of four (4) weeks written notice. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

10.	Compensation Upon Certain Terminations by the Company

(a) If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined in the applicable Change in Control Provision), the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death, or if the Executive gives the Company a written Notice of Termination other than one for Good Reason, the Company’s sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)(collectively, “Accrued Compensation”). The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.
(b)    If the Executive’s employment is terminated by the Company other than for Cause (including a termination by reason of the Company’s written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof) or by the Executive for Good Reason, the Company’s sole obligations hereunder should be as follows:
(i)the Company shall pay the Executive the Accrued Compensation;

(ii)in consideration of the Executive signing a General Release:

(A)    the Company shall continue to pay the Executive his Base Salary for a period of one (1) year following the Termination Date; and

(B)    the Company shall pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if the Executive had remained employed with the Company for a period of one (1) year after the Termination Date.

(iii)    provided, however, that if the Executive’s employment is terminated by the Company other than for cause or by the Executive for Good Reason during the 24-month period immediately following a Change of Control (as defined in the Company’s Stock Option and Performance Incentive Plan) in consideration of the Executive signing a General Release the Company shall pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii).

(c)    If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:
(i)    the Company shall pay the Executive the Accrued Compensation; and
(ii)     the Executive shall be entitled to receive any disability benefits available under the applicable Long Term Disability Plan.
(d)    For up to twelve (12) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii) hereof, the Company shall, provide to the Executive and the Executive’s beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive’s termination of employment; provided, however, that the Company’s obligation to provide such benefits shall cease upon the Executive’s becoming eligible for such benefits as the result of employment with another employer.

(e)     Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(d).

11.    Employee Covenants.
(a)    For the purposes of this Section 11, the term "Company" shall include Limited Brands, Inc. and all of its subsidiaries and affiliates thereof.
(b)    Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive for his own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 11(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.
(c)    Non‑Competition. During the Non‑Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the "beneficial ownership" by the Executive after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 11 of this Agreement.
The "Non‑Competition Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b) above.
(d)    Non‑Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No‑Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.
The "No‑Raid Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b), above.
(e)    Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during the Executive’s employment with the Company including those developed on the Executive’s own time, which relates to or is useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive’s complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive’s sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.
(f)    Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent, such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 11 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.
The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from asserting or defending a legal claim regarding the enforceability of the covenants and agreements of this Section 11.
12.    Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.
13.     Successors and Assigns.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.
14.    Arbitration. Except with respect to the remedies set forth in Section 11(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.
15.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
To the Executive:
Martin Waters
10 Grimes Road
Old Greenwich, CT 06870

To the Company:
Limited Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attn: Secretary

16.    Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
17.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.
18.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
19.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.
LIMITED SERVICE CORPORATION, INC.

By:	/s/ MARTYN R. REDGRAVE	8/18/09
Name:	Martyn Redgrave	Date
Title:	Chief Administrative Officer

	/s/ MARTIN WATERS	8/18/09
	Martin Waters	Date

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment (“Amendment”) to the Employment Agreement (defined below) is entered into between Limited Brands, Inc. and Limited Brands Service Company, LLC (the “Company”) and Martin Waters (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into effective as of July 23, 2009, by and between the Company and the Executive (the “Employment Agreement”). The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive’s employment relationship with the Company.

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein in order to assure compliance with the requirements of Internal Revenue Code Section 409A;

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive’s Employment Agreement as follows:

1.    New Section 10(f) is hereby added to the Employment Agreement to read as follows:

“(f)    Payments of Base Salary under Sections 10(b)(ii) and 10(b)(iii) shall be made in equal, consecutive bi-weekly payments, less applicable withholdings, through the Company’s normal payroll process. Payment of incentive compensation under Section 10(b)(ii) shall be made as follows: (i) for the applicable Spring Season, in a lump sum cash payment, less applicable withholdings, between September 1 and September 15 of the same calendar year in which the Spring Season ends; and (ii) for the applicable Fall Season, in a lump sum cash payment, less applicable withholdings, between March 1 and March 15 of the same calendar year in which the Fall Season ends. Notwithstanding any provision of this Section 10 to the contrary, the payments provided for under Sections 10(b)(ii) and 10(b)(iii), except as otherwise provided above with respect to incentive compensation, will commence within 60 days following the Executive’s Termination Date; provided that the Executive has signed and delivered to the Company a General Release and such General Release has become irrevocable during such 60-day period; and, provided further, that if the period during which the Executive may execute the General Release spans two calendar years, payments will commence during the second calendar year regardless of when the General Release is executed.”

2.    New Section 20 is hereby added to the Employment Agreement to read as follows:

Compliance with Section 409A.
(a)To the extent that the payments and benefits to which the Executive is entitled in connection with a termination of his employment pursuant to this Agreement, (collectively, the “Separation Benefits”) constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the United States Treasury and the Internal Revenue Service (collectively “Section 409A”) and no exception or exemption applies, the following rules shall apply to the Separation Benefits:

(i)all references to termination of employment (or like terms) hereunder shall be interpreted to mean “separation from service,” as defined in regulations under Section 409A;

(ii)if the Executive is a “specified employee” (as that term is used in Section 409A) on the date his separation from service becomes effective, any part of the Separation Benefits that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed (the “Delayed Payments”) until the earlier of (i) the first business day of the seventh month following the anniversary of the date his separation from service becomes effective, and (ii) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (i) the first business day following the seven-month anniversary of the date the Executive’s separation from service becomes effective, and (ii) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the Delayed Payments with interest calculated thereon based on the prime rate reported in the Wall Street Journal on the date the first Delayed Payment was otherwise due. Thereafter, payment shall resume pursuant to the applicable payment section herein; and

(iii)it is intended that each installment of the payments and benefits provided in this Agreement in connection with a termination of the Executive’s employment shall be treated as a “separate payment” for purposes of Section 409A.
(b)If any of the reimbursements or in-kind benefits provided for under this Agreement is subject to Section 409A, the following rules shall apply:

(i)in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred;

(ii)the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one (1) tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and

(iii)the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c)Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A, to the extent possible.

(d)The Parties intend this Agreement to be in compliance with, or otherwise exempt from, Section 409A, to the extent possible.

Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be and is not warranted or guaranteed. Neither the Company, its Affiliates, nor its attorneys nor any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of this Agreement or any payment under this Agreement.”

LIMITED BRANDS, INC.
LIMITED BRANDS SERVICE COMPANY, LLC

By:	/s/ DOUGLAS L. WILLIAMS	12/13/12
Name:	Douglas L. Williams	Date
Title:	Executive Vice President, General Counsel

	/s/ MARTIN WATERS	12/19/12
	Martin Waters	Date